Exhibit 99:

FOR IMMEDIATE RELEASE

Contact:	F. Scott Bauer
Chairman of the Board/CEO
336-768-8500

Southern Community Announces
Results of Annual Shareholders' Meeting

Winston-Salem, North Carolina, April 29, 2003 – Southern Community Financial Corporation (Symbol “SCMF”) shareholders elected a new board member at its Annual Meeting of Shareholders held on April 24, 2003. Richard A. Brenner, who was appointed to the Board of Directors in November 2002, was elected to serve a three-year term on Southern Community’s Board. Mr. Brenner is Chief Executive Officer of Amarr Company, Inc. one of the largest manufacturers of residential and commercial sectional garage doors in the United States.

The following members were re-elected to the Board of Directors to serve three-year terms: Don G. Angell, F. Scott Bauer, James G. Chrysson and Durward A. Smith, Jr. Shareholders also approved the 2002 Incentive Stock Option Plan, the 2002 Nonstatutory Stock Option Plan and the 2002 Employee Stock Purchase Plan.

The Board of Directors also includes: Nolan G. Brown, Jeff T. Clark, Richard M. Cobb, Matthew G. Gallins, Dianne M. Neal, Billy D. Prim, Annette Y. Scippio, William G. Ward, Sr. M.D. and Anthony H. Watts.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through “Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community’s common stock trades on The Nasdaq National Market under the symbol SCMF and the trust preferred securities under the symbol SCMFP. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

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